Exhibit 99.1

Wachovia Contact:

Amy H. Jones/ 704-383-4995

Union Bank Contact:

Stephen Johnson/415-765-3252

John A. Rice, Jr./415-765-2998

FOR IMMEDIATE RELEASE:

September 22, 2005

WACHOVIA TO PURCHASE INTERNATIONAL BANKING BUSINESS OF

UNION BANK OF CALIFORNIA

Demonstrates Wachovia’s Strong Commitment to Financial Institutions Banking

Charlotte, NC and San Francisco, CA – Wachovia Corp (NYSE: WB) and UnionBanCal Corporation (NYSE: UB) today announced that they have entered into an agreement under which Wachovia will acquire the international correspondent banking business of Union Bank of California, N.A.  Union Bank of California is wholly-owned by UnionBanCal.

Through this transaction, Wachovia will integrate Union Bank’s sizeable international correspondent franchise, including 600 bank relationships, the payment and trade processing activity which drives these relationships, and the related loan book in an amount up to $2 billion.  Union Bank has been an important player in international correspondent banking for decades with a strong focus on the high-growth Asian market, where the bank established its first overseas representative office more than 40 years ago.

As part of the transaction, a number of Union Bank’s senior leaders, relationship managers, and customer service and operations specialists will join Wachovia’s international team.  Following completion of the transaction, the combined network will expand Wachovia’s coverage to include New Delhi, Chennai and Hanoi, cities where Wachovia is active but not currently represented.  Wachovia will also gain Union Bank’s more expansive menu of Yen-denominated transaction processing and credit services.

“We have great respect for Union Bank of California’s business and strong team.  They’ve always listened to their customers, offered innovative services, and, like us, acted as partners rather than competitors to their correspondents.  By any relevant measure, we believe the fit between our two organizations is near-perfect; and it reinforces our strategic commitment to the global financial institutions market,” said Michael Heavener, executive vice president and head of Wachovia’s international unit.  The transaction is consistent with Wachovia’s publicly stated acquisition criteria.

“This transaction will benefit both our clients and our shareholders,” said Philip B. Flynn, vice chairman and chief operating officer of Union Bank.  “Our clients will benefit from Wachovia’s excellent product set, high quality service and superior scale.  Our shareholders will benefit from increased management focus on Union Bank’s core businesses and the redeployment of the transaction proceeds into other growth opportunities.

“The decision to exit international banking followed an assessment of Union Bank’s ability to compete in a changing landscape.  Given the additional amount of resources that would have been required to grow the business and remain competitive in the current regulatory environment, we concluded that the business would be more valuable to another leader in the international correspondent banking industry,” Flynn added.

Wachovia has been committed to the international correspondent and trade business for more than a century, a strategy shared by several of Wachovia’s predecessor institutions.  Wachovia offers an array of payment, trade, deposit and credit services to more than 3,000 international and domestic banks.  Wachovia and its affiliates also serve 1,500 of Wachovia’s commercial and large corporate clients with trade services, including a Cyber Suite of web-based, letter-of-credit and supply chain management tools.

Under the terms of the sale, Wachovia will pay Union Bank a base purchase price of $245 million in cash at closing.  The purchase price is subject to a potential downward adjustment not to exceed $45 million based on business retention between signing and closing, and Union Bank of California is entitled to a potential contingent payment of up to $45 million based on the success of the conversion of Union Bank’s customer base to Wachovia for international correspondent and trade business services.

The consummation of the transaction is subject to the satisfaction of customary closing conditions, and is expected to occur in October 2005.  The operations of certain of the non-U.S. offices relating to the international correspondent and trade business may transfer to Wachovia after the initial closing, subject to the receipt of any required foreign regulatory approvals.

Merrill Lynch served as advisor to Union Bank of California and Wachovia Securities advised Wachovia.

Additional UnionBanCal Information Relating to the Transaction

Union Bank of California’s revenue for the international business predominantly relates to foreign customers.  The business is conducted through 19 foreign offices located in 14 countries, as well as through Union Bank’s New York-based subsidiary, Union Bank of California International, and through certain domestic offices.

For the six months ended June 30, 2005, as reported in UnionBanCal Corporation’s quarterly report on Form 10-Q, the international group produced revenue of $51.0 million and net income of $11.7 million.

UnionBanCal expects to record an after-tax gain of approximately $151 million, or $1.02 per fully diluted share, in the fourth quarter 2005, assuming the base purchase price of $245 million is not subject to downward adjustment.  Beginning in the third quarter of 2005, and throughout the business wind-down period, extending into 2006, the results of UnionBanCal’s international banking group will be accounted for as a discontinued operation.  Certain exit costs, primarily severance expenses, will be recorded by UnionBanCal in the third quarter of 2005, and are estimated to total approximately $25 million.

About UnionBanCal Corporation

Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $51.2 billion at June 30, 2005. Its primary subsidiary, Union Bank of California, N.A., had 318 banking offices in California, Oregon and Washington.  The company’s web site is located at www.uboc.com.

UnionBanCal intends to file a Current Report on Form 8-K with the SEC with respect to the transaction.  After it is filed, the 8-K will be available at no charge, both on the SEC web site (http://www.sec.gov) and from UnionBanCal, by contacting:

John A. Rice, Jr., SVP – UnionBanCal Corporation Investor Relations, (415) 765-2998.

About Wachovia Corporation:

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers, with retail operations from Connecticut to Florida and west to Texas, and retail brokerage operations nationwide. Wachovia had assets of $511.8 billion, market capitalization of $78.2 billion and stockholders’ equity of $47.9 billion at June 30, 2005. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 13 million household and business relationships primarily through 3,126 offices in 15 states and Washington, D.C. Its full-service retail brokerage firm, Wachovia Securities, LLC, also serves clients through 693 offices in 49 states and five Latin American countries. Our Corporate and Investment Bank serves clients primarily in 10 key industry sectors nationwide. Global services are offered through 40 international offices. Online banking and brokerage products and services also are available through Wachovia.com.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward-looking statements can be identified by looking at the fact that they do not relate strictly to historical or current facts.  Often, they include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  These forward-looking statements include, but are not limited to, statements regarding the expected benefits and financial impact of the transaction, and the likelihood and timing of the closing of the transaction.

A complete description of Wachovia and UnionBanCal, including related risk factors, is discussed in the their public filings with the Securities and Exchange Commission, which are available online at http://www.sec.gov.  All forward-looking statements included in this press release are based on information available at the time of the release, and Wachovia and UnionBanCal assume no obligation to update any forward-looking statement.

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